Exhibit 99.1

SeaWorld Entertainment, Inc. Reports First Quarter 2016 Results

ORLANDO, Fla., May 5, 2016— SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported financial results for the first quarter of 2016.

Results Overview

•	Attendance of 3.30 million, compared to 3.21 million in the first quarter of 2015.
•	Total revenue of $220.2 million, compared to $214.6 million in the first quarter of 2015.
•	Adjusted EBITDA[1] loss of $5.9 million, compared to an Adjusted EBITDA loss of $3.8 million in the first quarter of 2015.
•	Net loss of $84.0 million compared to a net loss of $43.6 million in the first quarter of 2015.
•	Adjusted Net Loss of $46.9 million compared to an Adjusted Net Loss of $43.5 million in the first quarter of 2015.

“For the first quarter of 2016, we are reporting total revenue growth driven by higher attendance, particularly at our Virginia, Texas and California park locations,” said Joel Manby, President and Chief Executive Officer of SeaWorld Entertainment, Inc. “The attendance gains at these park locations were largely offset by a decrease at our Florida locations primarily due to a decline in international attendance from Latin America, and a decline in passholder attendance at our SeaWorld Orlando park, resulting from fewer season pass sales due to less discounting on season pass products.  We expect these issues will continue to impact the remainder of the year.  Additionally, 2016 will be impacted by the Memorial Day calendar shift that shortens the summer operating season compared to 2015.  In order to counter some of these issues, we have shifted portions of our marketing spend from Latin America to domestic markets and have introduced strategic season pass promotions for SeaWorld Orlando.  We also have three highly anticipated new attractions, Mako, Cobra’s Curse and Discovery Point, scheduled to open in Florida and Texas later in the second quarter.”

“Our March announcement to end all orca breeding and transition our theatrical shows toward more natural orca encounters, as well as our new partnership with the Humane Society of the United States, were transformational decisions that we expect should contribute to an improvement in performance over time, as consumers begin to recognize our continued commitment to providing them experiences that matter,” Manby added. “Further, the addition of one and the nomination of a second independent, theme park industry veteran to our Board, together with enhancements to our governance practices, help advance our ongoing evolution. In the near term, as we continue to work to strengthen the organization, our focus will remain on operational execution and delivering consistent and sustainable financial performance over the long-term.”

First Quarter 2016 Results

During the first quarter of 2016, the company generated revenue of $220.2 million, an increase of $5.6 million, or 3%, compared to the first quarter of 2015. Adjusted EBITDA was a loss of $5.9 million, a decrease of $2.1 million, or 55%, compared to an Adjusted EBITDA loss of $3.8 million in the first quarter of 2015. The decrease in Adjusted EBITDA was primarily due to increased direct labor and benefit costs, offset by increased revenue.

The company reported a net loss of $84.0 million, or $1.00 per diluted share, and an Adjusted Net Loss of $46.9 million, or $0.56 per diluted share, in the first quarter of 2016, compared to a net loss of $43.6 million, or $0.51 per diluted share, and an Adjusted Net Loss of $43.5 million, or $0.51 per diluted share in the first quarter of 2015. The increase in net loss was primarily a result of accelerated depreciation related to the disposal of the deep-water lifting floors which were removed from each of the orca habitats in the first quarter of 2016, and incremental equity compensation expense related to the company’s performance shares, as previously disclosed. Net cash provided by operating activities was $32.2 million in the first quarter of 2016 compared to $37.7 million in the prior year first quarter.

Total revenue per capita was relatively flat at $66.80 in the first quarter of 2016 compared to $66.77 in the prior year first quarter. Admission per capita decreased by 2.5% to $41.53 in the first quarter of 2016 from $42.58 in the prior year first quarter, primarily due to the impact of an unfavorable park attendance mix and fewer international guests compared to the prior year first quarter. In-park per capita spending increased by 4.5% to $25.27 in the first quarter of 2016, from $24.19 in the prior year first quarter, primarily due to increased sales of the company’s in-park products, such as all day dining packages and front of the line “Quick Queue” access.

Attendance in the first quarter increased by approximately 83,000 guests, or 2.6%, and included approximately 33,000 in attendance related to the separate gate for Aquatica San Antonio, which opened in March 2016. Excluding the impact of this separate gate, attendance improved primarily due to the impact of an earlier Easter holiday along with additional operating days for the company’s Virginia park, but was largely offset by an overall decline in attendance at the company’s Florida park locations. The decrease in attendance in Florida was a result of a decline in international attendance, particularly a reduction in guests traveling from Latin America, adverse weather impacts due to uncharacteristically wet weather in January and a decline in passholder attendance at its SeaWorld Orlando park resulting from less discounting on season pass products when compared to the first quarter of 2015.

Dividends

On January 5, 2016, the company’s Board of Directors declared a cash dividend of $0.21 per share, which was paid on January 22, 2016, to all common stockholders of record at the close of business on January 15, 2016.

On February 22, 2016, the company’s Board of Directors declared a cash dividend of $0.21 per share, which was paid on April 1, 2016 to all common stockholders of record at the close of business on March 14, 2016. Based on this dividend payment, certain performance-vesting restricted shares held by some of the company’s equity plan participants vested on April 1, 2016. The company recognized $27.5 million of equity compensation expense and recorded $3.4 million of accumulated dividends related to these performance-vesting restricted shares during the first quarter of 2016.

Guidance

The following guidance is based on current management expectations. All financial guidance amounts are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” caption below and the company undertakes no obligation to update its guidance. For the full year of 2016, the company expects Adjusted EBITDA in the range of $335 million to $365 million.

Conference Call

The company will hold a conference call today, Thursday, May 5 at 9 a.m. Eastern Time to discuss its first quarter 2016 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available after 12 p.m. Eastern Time May 5, 2016 via the “Investor Relations” section of www.seaworldentertainment.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on May 5, 2016 through 11:59 p.m. Eastern Time on May 19, 2016 by dialing 855-859-2056 from anywhere in the U.S. or 1-404-537-3406 from international locations, conference code 83811631.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per Diluted Share and Free Cash Flow. Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per Diluted Share and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss as determined under GAAP. Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per Diluted Share, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the company’s financial performance or liquidity. Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per Diluted Share and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 27,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens® and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of over 800 species of animals. The company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the company’s theme parks; changes in federal and state regulations governing the treatment of animals and claims and lawsuits by activist groups; incidents or adverse publicity concerning the company’s theme parks; inability to protect the company’s intellectual property or the infringement on intellectual property rights of others; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the company has correctly measured or identified all of the factors affecting its business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the company’s website at www.seaworldentertainment.com).

[1] This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per Diluted Share and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Statement Regarding Non-GAAP Financial Measures" section and the financial statement tables for the definitions of Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per Diluted Share and Free Cash Flow and their reconciliation to their respective most comparable financial measures calculated in accordance with GAAP.

CONTACTS:

Investor Relations:

Mark Trinske

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Aimée Jeansonne Becka

Senior Director of Corporate Communications

Aimee.Jeansonne-Becka@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended March 31,		Change
	2016	2015	$	%
Net revenues:
Admissions	$136,926	$136,840	$86	0%
Food, merchandise and other	83,315	77,752	5,563	7%
Total revenues	220,241	214,592	5,649	3%
Costs and expenses:
Cost of food, merchandise and other revenues	17,001	15,903	1,098	7%
Operating expenses (exclusive of depreciation and amortization shown separately below and includes equity-based compensation expense of $9,340 and $69 for the three months ended March 31, 2016 and 2015, respectively) (a)	180,293	153,811	26,482	17%
Selling, general and administrative (includes equity-based compensation expense of $20,250 and $1,784 for the three months ended March 31, 2016 and 2015, respectively)(b)	67,354	51,078	16,276	32%
Restructuring and other related costs (c)	112	145	(33)	(23%)
Depreciation and amortization	75,048	43,854	31,194	71%
Total costs and expenses	339,808	264,791	75,017	28%
Operating loss	(119,567)	(50,199)	(69,368)	(138%)
Other (income) expense, net	(142)	261	(403)	(154%)
Interest expense	14,581	20,178	(5,597)	(28%)
Loss before income taxes	(134,006)	(70,638)	(63,368)	(90%)
Benefit from income taxes	(49,957)	(27,040)	(22,917)	(85%)
Net loss	$(84,049)	$(43,598)	$(40,451)	(93%)
Loss per share:
Net loss per share, basic	$(1.00)	$(0.51)
Net loss per share, diluted	$(1.00)	$(0.51)

Weighted average common shares outstanding:
Basic	83,824	86,097
Diluted(d)	83,824	86,097

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	For the Three Months Ended March 31,		Change
	2016	2015	$	%
Net loss	$(84,049)	$(43,598)	$(40,451)	(93%)
Benefit from income taxes	(49,957)	(27,040)	(22,917)	(85%)
Interest expense	14,581	20,178	(5,597)	(28%)
Depreciation and amortization	75,048	43,854	31,194	71%
Equity-based compensation expense (e)	29,590	1,853	27,737	NM
Other non-cash expenses (f)	6,503	910	5,593	NM
Other business optimization costs(g)	874	—	874	ND
Other adjusting items (h)	1,403	—	1,403	ND
Other items, net of tax of $37 in the three months ended March 31, 2016(i)	64	—	64	ND
Adjusted EBITDA (j)	$(5,943)	$(3,843)	$(2,100)	(55%)
Adjusted EBITDA	$(5,943)	$(3,843)	$(2,100)	(55%)
Cash capital expenditures	47,846	40,673	7,173	18%
Debt service	18,303	14,860	3,443	23%
Cash paid for taxes	17	1	16	NM
Free Cash Flow(k)	$(72,109)	$(59,377)	$(12,732)	(21%)
Net loss	$(84,049)	$(43,598)	$(40,451)
Restructuring and other related costs	112	145	(33)
Other items(l)	67,690	—	67,690
Income taxes of certain non-GAAP adjustments	(30,632)	(46)	(30,586)
Adjusted Net Loss (m)	$(46,879)	$(43,499)	$(3,380)
Net loss per share, diluted	$(1.00)	$(0.51)	$(0.49)
Restructuring and other related costs	0.00	0.00	—
Other items	0.81	—	0.81
Income taxes of certain non-GAAP adjustments	(0.37)	(0.00)	(0.37)
Adjusted Net Loss per share, diluted	$(0.56)	$(0.51)	$(0.05)
Weighted average common shares outstanding, diluted	83,824	86,097

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of March 31,	As of December 31,
	2016	2015
Cash and cash equivalents	$41,492	$18,971
Total assets(n)	$2,416,825	$2,388,662
Long-term debt, including current maturities:
Term B-2 Loans	$1,334,875	$1,338,387
Term B-3 Loans	247,200	247,900
Revolving Credit Facility	75,000	15,000
Total long-term debt, including current maturities	$1,657,075	$1,601,287
Total stockholders' equity	$401,052	$504,120

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended March 31,		Change
	2016	2015	#	%
Attendance	3,297	3,214	83	2.6%
Total revenue per capita (o)	$66.80	$66.77	$0.03	0.0%
Net cash provided by operating activities	$32,231	$37,682	$(5,451)	(14.5%)

NM-Not Meaningful

ND-Not Determinable

(a)  Includes non-cash equity compensation expense, which for the three months ended March 31, 2016, included approximately $9.0 million in equity compensation expense recorded in operating expenses associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(b) Includes non-cash equity compensation expense, which for the three months ended March 31, 2016, included approximately $18.5 million in equity compensation expense recorded in selling, general and administrative expenses associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(c) Reflects restructuring and other related costs for the three months ended March 31, 2016 primarily related to severance and other employment expenses for positions eliminated in the first quarter of 2016.  For the three months ended March 31, 2015, reflects severance and other employment expenses for individuals with continuing service obligations through the first two quarters of 2015 which were impacted by the restructuring program announced in December 2014.

(d) During the three months ended March 31, 2016 and 2015, the company excluded potentially dilutive shares of approximately 5,070,000 and 615,000, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the company's net loss in those periods.

(e) Reflects non-cash equity compensation expenses associated with the grants of equity compensation and includes $27.5 million associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(f)  Reflects non-cash expenses related to miscellaneous asset write-offs, including $6.4 million associated with the Blue World Project, and non-cash losses on derivatives.

(g) Reflects business optimization costs incurred in the first quarter ended March 31, 2016 primarily related to $0.4 million of restructuring and related costs associated with severance and other employment expenses for certain positions eliminated in the first quarter of 2016 as a result of cost saving initiatives and $0.5 million of third party consulting costs. The Adjusted EBITDA calculations presented in the table above do not reflect certain 2015 other business optimization costs incurred due to limitations as described in footnote (j) below.

(h)  Reflects primarily $1.4 million of product and intellectual property development costs incurred for the three months ended March 31, 2016 and less than $0.1 million of state franchise taxes paid in the three months ended March 31, 2016.  State franchise taxes were not included in the prior year quarter and were not material.  The Adjusted EBITDA calculations presented in the table above do not reflect certain 2015 other adjusting items incurred due to limitations as described in footnote (j) below.

(i)  Reflects the impact of certain items during the three months ended March 31, 2016 which the company is permitted to exclude, net of tax, under the credit agreement governing the company’s Senior Secured Credit Facilities due to the unusual nature of the items.

(j)  Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the company’s Senior Secured Credit Facilities. Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the company’s industry, along with other measures to evaluate a company’s ability to meet its debt service requirement, to estimate the value of a company and to make informed investment decisions. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

For covenant calculation purposes under the company’s credit agreement, the amount which the company is able to add back to Adjusted EBITDA for other business optimization costs and certain other adjusting items, including restructuring costs and product and intellectual property development costs, is limited to $10.0 million for any four consecutive quarters (with certain unused amounts carried over from the prior fiscal year).  Due to these limitations, the Adjusted EBITDA calculations presented in the table above do not reflect $0.1 million related to restructuring and other related costs and $0.6 million of product and intellectual property development costs incurred in the three months ended March 31, 2015.

(k) Free Cash Flow is defined as Adjusted EBITDA less (i) cash capital expenditures, (ii) debt service, which is defined as cash interest paid and debt principal payments in the ordinary course of business, (iii) cash taxes paid and (iv) certain other non-cash items included in Adjusted EBITDA. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a performance measure. The company uses Free Cash Flow in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the company's operating performance. Free Cash Flow as defined herein may differ from similarly titled measures presented by other companies. Prior to the third quarter of 2015, the company defined Free Cash Flow as cash provided by (used in) operating activities reduced by capital expenditures, but has since changed the definition to provide a more meaningful metric to investors.  Prior year amounts have been calculated using the new definition in all periods presented.

(l)  Reflects the impact of certain items during the three months ended March 31, 2016 which the company does not consider indicative of ongoing operating performance and primarily includes (i) $33.7 million in accelerated depreciation related to the disposal of deep-water lifting floors from the orca habitats of each of the three SeaWorld-branded parks, as previously disclosed; (ii) $27.5 million of equity compensation expense related to certain performance-vesting restricted shares which became probable of vesting in the first quarter of 2016; and (iii) $6.4 million in asset write-offs associated with the company’s Blue World Project.

(m) Adjusted Net Loss is defined as net (loss) income before the after-tax impact of the restructuring and other related costs, as well as other items the company considers unusual, if any, during the periods presented. Adjusted Net Loss per Diluted Share is calculated by dividing Adjusted Net Loss for the period by the diluted shares outstanding. Management presents Adjusted Net Loss and Adjusted Net Loss per Diluted Share to eliminate the impact of items, net of tax, that management does not consider indicative of ongoing operating performance due to their inherent unusual nature or because they result from an event of a similar nature.

(n) Certain prior year amounts have been reclassified to conform to the 2016 presentation, in particular, $2.5 million of noncurrent deferred tax liabilities, net, previously included in total assets has been reclassified to total liabilities. The reclassification is as a result of the adoption of Accounting Standards Update (“ASU”) 2015-17, Balance Sheet Classification of Deferred Taxes.

(o) Calculated as total revenues divided by attendance.